EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PARKWAY ANNOUNCES AGREEMENT TO ACQUIRE THREE CLASS
A OFFICE BUILDINGS IN TAMPA AS PART OF PORTFOLIO
ACQUISITION

ORLANDO, FLORIDA - September 22, 2014 - Parkway Properties, Inc. (NYSE:PKY) announced today that it has reached an agreement to acquire three Class A office properties located in the Westshore submarket of Tampa, Florida. Corporate Center I, II, and III at International Plaza, which are adjacent to Parkway’s Corporate Center IV at International Plaza, total approximately 974,000 square feet.

As part of the same transaction, Parkway agreed to purchase 19 additional office properties located in six states totaling approximately 2.1 million square feet. Parkway intends to sell these 19 properties, which are not consistent with Parkway’s current investment strategy, either concurrently with, or within 12 months after, the acquisition of the Corporate Center assets.

“This transaction is an example of Parkway’s ability to creatively structure a deal that will enable us to enhance critical mass in a targeted submarket at an attractive cost basis,” stated James R. Heistand, President and Chief Executive Officer of Parkway. “The Corporate Center at International Plaza assets are within the strongest performing submarket in Tampa. The assets are currently well below market occupancy, and we believe we can leverage our existing regional operating platform to add value to the assets and replicate our recent leasing success within the Westshore submarket.”

Parkway’s gross purchase price for the entire portfolio is $475.0 million. Parkway expects the closing of the portfolio acquisition to occur during the fourth quarter of 2014, subject to customary closing conditions.

HFF, Inc., led by Hermen Rodriguez, represented the seller in the transaction.

The Corporate Center assets have a combined occupancy of 69.7%, which is adjusted to reflect approximately 50,000 square feet of known move-outs over the next 12 months. Parkway estimates that the initial full-year cash net operating income yield for these assets will be in the range of 4.4% to 4.7%. After adjusting for initial full-year contractual rent concessions, Parkway estimates that the initial full-year cash net operating income yield will be in the range of 5.7% to 6.0%.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership, development and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 51 office properties located in eight states with an aggregate of approximately 18.3 million square feet of leasable space at July 1, 2014. Fee-based real estate services are offered through wholly owned subsidiaries of the Company, which in total manage and/or lease approximately 11.1 million square feet for third-party owners at July 1, 2014.

Forward Looking Statements

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “outlook,” “project”, “should” or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projections relating to 2014 fully diluted EPS, share of depreciation and amortization, gain on sales of real estate, reported FFO per share, recurring FFO per share, nonrecurring items, net operating income, cap rates, internal rates of return, dividend payment rates, FFO accretion, capital improvements, expected sources of financing, the timing of closing of acquisitions, the ability to dispose of non-core properties, dispositions or other transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the actual or perceived impact of U.S. monetary policy; competition in the leasing market; the demand for and market acceptance of the Company’s properties for rental purposes; oversupply of office properties in the Company’s geographic markets; the amount and growth of the Company’s expenses; customer financial difficulties and general economic conditions, including increasing interest rates, as well as economic conditions in the Company’s geographic markets; defaults or non-renewal of leases; risks associated with joint venture partners; risks associated with the ownership and development of real property, including risks related to natural disasters; risks associated with property acquisitions; the failure to acquire or sell properties as and when anticipated; termination or non-renewal of property management contracts; the bankruptcy or insolvency of companies for which the Company provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate businesses compliance with environmental and other regulations, including real estate and zoning laws; the Company’s inability to obtain financing; the Company’s inability to use net operating loss carry forwards; the Company’s failure to maintain its status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended; and other risks and uncertainties detailed from time to time in the Company’s SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Contact:
Ted McHugh
Director of Investor Relations
(407) 650-0593